Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President

Larry D. Hall, CFO

1-212-328-2100

1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES

2006 FOURTH QUARTER AND FULL YEAR RESULTS

•	Earnings per share increased 90% in 2006 to $0.74 from $0.39 in 2005

•	Delinquencies continue to drop to lowest historical levels

•	Medallion loans and total managed assets reach all-time highs

•	Dividend increased to $0.19 per share

NEW YORK, NY – March 19, 2007—Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations increased to $5,844,000 or $0.33 per diluted common share in the 2006 fourth quarter, up from $603,000, or $0.03 per diluted common share in the 2005 fourth quarter. For the 2006 full year, net increase in net assets resulting from operations increased 90% to $13,108,000 or $0.74 per diluted common share from $6,862,000 or $0.39 per diluted common share in 2005.

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Medallion Announces 2006 Fourth Quarter and Full Year Results p. 2

Andrew Murstein, President of Medallion Financial stated, “We are very pleased with the year’s results, especially the results this quarter. We continued to sell off our Clear Channel position at an optimal time and thus were able to realize substantial gains. We have realized proceeds from the sale of Medallion Taxi Media, our taxi top division, valued at over $35,000,000, representing cash received on the Media sale and from the sale of Clear Channel stock, as well as the carrying value of the shares still held at year end.”

The Company also changed its accounting methodology for Medallion Bank at year-end. Historically, the Company consolidated Medallion Bank’s accounts with those of its own, but will now treat the bank as a portfolio investment, similar to the Company’s past treatment of large non-investment company subsidiaries such as Medallion Taxi Media. Although this creates changes in the reported levels of assets, liabilities, revenues, and expenses, our earnings, shareholders’ equity, and the related amounts per share are unchanged. At year end, the Company determined the fair value of its investment in Medallion Bank was approximately $47 million. As a growing significant subsidiary, Medallion Bank’s financial information is also attached to this release.

The Company’s on balance sheet taxicab medallion loan portfolio grew by 14% to $428,249,000 at December 31, 2006 from $375,263,000 at December 31, 2005. The commercial loan portfolio decreased 4% to $88,207,000 at December 31, 2006 from $91,485,000 at December 31, 2005. Total managed loans, including taxicab medallion loans and commercial loans sourced and serviced by the Company but owned by Medallion Bank, are shown in the following table. This reflected growth of the Company’s managed taxicab medallion loan portfolio by 16% to $522,193,000 at December 31, 2006, an all-time high, and of the Company’s managed commercial loan portfolio by 2% to $148,444,000 at December 31, 2006. In addition, Medallion Bank’s consumer loan portfolio increased by 30% to $111,799,000 at December 31, 2006, also an all-time high.

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Medallion Announces 2006 Fourth Quarter and Full Year Results p. 3

The following chart shows the components of the Company’s $833,639,000 managed net investment portfolio at December 31, 2006.

	On-Balance Sheet	Off-Balance Sheet (1)	Total Managed Investments
Medallion loans	$428,249,000	$93,944,000	$522,193,000
Commercial loans	88,207,000	60,237,000	148,444,000
Consumer loans	0	111,799,000	111,799,000
Investment securities	9,961,000	21,683,000	31,644,000
Equity investments	16,068,000	0	16,068,000
Investments in Medallion Bank and other controlled subsidiaries	50,448,000	(46,957,000)	3,491,000
Net investment portfolio	$592,933,000	$240,706,000	$833,639,000

(1)	Off-balance sheet investments are those owned by our wholly-owned unconsolidated portfolio companies, primarily Medallion Bank.

Net investment income after taxes was $965,000 or $0.05 per share in the 2006 fourth quarter, compared to $144,000 or $0.01 per share in the 2006 third quarter and $1,040,000 or $0.06 per share in the 2005 fourth quarter. Including Medallion Bank’s net investment income after taxes with our own, as was the reporting methodology in prior periods, the amounts were $3,522,000 or $0.20 per share in the 2006 fourth quarter, compared to $2,781,000 or $0.16 per share in the 2006 third quarter and $3,763,000 or $0.21 per share in the 2005 fourth quarter.

Larry Hall, the CFO of Medallion Financial stated, “During the year our liquidity sources and financing options improved. In late December 2006, we entered into a new relationship with Citibank which lowered our cost of funds. While that benefit was not meaningful in the fourth quarter, it should start to show results in 2007.”

Mr. Hall continued, “In addition to improvements in profitability and asset growth, medallion prices have also continued to grow, with corporate medallion values growing from $425,000 to $525,000 in the last 12 months. This represents the highest values ever in the history of New York City taxi medallions. The average loan-to-value ratio on our loan portfolio is now under 58%, and our customers have more equity to tap into by borrowing from us to grow their businesses.”

Mr. Hall continued, “During the year we made over $470,000,000 of investments, a record for us, which includes $125,000,000 of loans made by Medallion Bank. Loan quality remains the Company’s trademark, as loans 90 days or more past due

Medallion Announces 2006 Fourth Quarter and Full Year Results p. 4

decreased to 2.1% from 3.5% a year ago. Loans 90 days or more past due in Medallion Bank’s consumer portfolio decreased to 0.5%, down from 0.8% one year ago, and in its total portfolio loans 90 days or more past due decreased to 0.2% down from 0.3% a year ago.

The Company also announced that it is increasing its quarterly dividend to $0.19 per share from $0.15 in the 2005 fourth quarter. For the year, the Company declared dividends of $0.70 per share, up from $0.54 per share in 2005, an increase of 30%. Also, 47% of the 2006 dividend will qualify as capital gains and thus be taxed at a lower tax rate to certain investors. The current dividend will be paid on April 13, 2007, to shareholders of record on March 30, 2007. Since the Company’s initial public offering in 1996, the Company has paid in excess of $104,951,000 or $7.01 per share in dividends.

*    *    *

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial and consumer loans in targeted niche industries. The Company and its subsidiaries have lent over $3 billion to its taxicab, commercial, and consumer customers.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2005 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
		(As adjusted)		(As adjusted)
Interest income on investments	$10,275,894	$8,643,205	$38,031,949	$33,649,871
Dividends and interest income on short-term investments	205,420	224,219	1,059,099	696,309
Medallion lease income	171,220	122,750	543,867	464,750

Total investment income	10,652,534	8,990,174	39,634,915	34,810,930

Interest on floating rate borrowings	5,317,820	3,617,648	19,208,815	13,398,536
Interest on fixed rate borrowings	1,256,719	1,242,755	4,981,488	4,598,713

Total interest expense	6,574,539	4,860,403	24,190,303	17,997,249

Net interest income	4,077,995	4,129,771	15,444,612	16,813,681

Gain on sales of loans	—	46,874	—	884,608
Other income	595,443	785,441	2,646,574	3,853,094

Total noninterest income	595,443	832,315	2,646,574	4,737,702

Salaries and benefits	1,654,482	2,040,466	8,192,731	9,554,489
Professional fees	476,380	671,803	1,955,521	1,945,153
Other operating expenses	1,577,244	1,239,844	4,777,549	5,484,065

Total operating expenses	3,708,106	3,952,113	14,925,801	16,983,707

Net investment income before income taxes	965,332	1,009,973	3,165,385	4,567,676
Income tax (provision) benefit	—	30,034	—	13,924

Net investment income after income taxes	965,332	1,040,007	3,165,385	4,581,600

Net realized gains (losses) on investments	2,538,654	(1,375,007)	3,079,718	3,606,119

Net change in unrealized appreciation (depreciation) on investments	789,219	(492,427)	(591,405)	(6,338,641)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	1,551,212	1,430,494	7,454,321	5,012,424

Net unrealized gains (losses) on investments	2,340,431	938,067	6,862,916	(1,326,217)

Net realized/unrealized gains on investments	4,879,085	(436,940)	9,942,634	2,279,902

Net increase in net assets resulting from operations	$5,844,417	$603,067	$13,108,019	$6,861,502

Net investment income after income taxes per common share
Basic	$0.06	$0.06	$0.18	$0.27
Diluted	0.05	0.06	0.18	0.26

Net increase in net assets resulting from operations per common share
Basic	$0.34	$0.04	$0.76	$0.40
Diluted	0.33	0.03	0.74	0.39

Dividends declared per share	$0.19	$0.15	$0.70	$0.54

Weighted average common shares outstanding
Basic	17,364,241	17,155,302	17,293,665	17,087,034
Diluted	17,770,893	17,582,240	17,761,039	17,552,228

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005
		(As adjusted)
Assets
Medallion loans, at fair value	$428,248,589	$375,263,403
Commercial loans, at fair value	88,206,661	91,485,479
Investment in Medallion Bank and other controlled subsidiaries, at fair value	50,448,032	40,335,393
Equity investments, at fair value	16,068,243	23,137,661
Investment securities, at fair value	9,961,111	—

Net investments ($405,817,000 at December 31, 2006 and $380,267,000 at December 31, 2005 pledged as collateral under borrowing arrangements)	592,932,636	530,221,936

Cash ($865,000 at December 31, 2006 and $574,000 December 31, 2005 restricted as to use by lender)	15,398,740	22,808,388
Accrued interest receivable	2,177,694	2,383,083
Fixed assets, net	525,472	454,659
Goodwill, net	5,007,583	5,007,583
Other assets, net	15,562,763	12,479,159

Total assets	$631,604,888	$573,354,808

Liabilities
Accounts payable and accrued expenses	$5,057,205	$4,326,282
Accrued interest payable	1,783,258	1,759,737
Floating rate borrowings	377,886,424	323,664,950
Fixed rate borrowings	77,250,000	77,250,000

Total liabilities	461,976,887	407,000,969

Commitments and contingent liabilities	—	—

Shareholders’ equity
Preferred Stock (1,000,000 shares of $0.01 par value stock authorized—none outstanding)	—	—
Common stock (50,000,000 shares of $0.01 par value stock authorized – 18,799,766 shares at December 31, 2006 and 18,546,648 shares at December 31, 2005 issued)	187,998	185,271
Treasury stock at cost (1,373,351 shares at December 31, 2006 and December 31, 2005)	(12,611,113)	(12,611,113)
Capital in excess of par value	176,849,296	175,259,730
Accumulated undistributed net investment income (loss)	(7,765,327)	(5,838,235)
Accumulated undistributed net realized gains on investments	—	—
Net unrealized appreciation (depreciation) on investments	12,967,148	9,358,186

Total shareholders’ equity	169,628,002	166,353,839

Total liabilities and shareholders’ equity	$631,604,888	$573,354,808

Number of common shares outstanding	17,426,415	17,173,297
Net asset value per share	$9.73	$9.69

Total managed loans	$795,980,453	$690,280,561
Total managed assets	907,132,484	802,106,190

Medallion Bank Financial Information

The following table presents MB’s statement of operations and other valuation adjustments on other controlled subsidiaries for the years ended December 31, 2006, 2005, and 2004.

	Year ended December 31,
	2006	2005	2004
Statement of operations
Investment income	$29,956,940	$22,376,878	$14,301,397
Interest expense	10,453,732	6,413,605	3,244,540

Net interest income	19,503,208	15,963,273	11,056,857
Non interest income	508,601	434,146	160,697
Operating expenses	6,289,009	5,543,633	3,869,221

Net investment income before income taxes	13,722,800	10,853,786	7,348,333
Income tax provision	4,387,959	1,973,019	1,911,737

Net investment income after income taxes	9,334,841	8,880,767	5,436,596
Net realized/unrealized (losses) of Medallion Bank and other controlled subsidiaries (1)	(1,880,520)	(3,868,343)	(5,093,235)

Net increase in net assets resulting from operations of Medallion Bank and other controlled subsidiaries	$7,454,321	$5,012,424	$343,361

(1)	Includes $1,450,068, ($230,649), and ($2,826,598) of net realized/unrealized gains (losses) of controlled subsidiaries other than Medallion Bank for the years ended December 31, 2006, 2005, and 2004.

The following table presents MB’s balance sheets and the net investment in other controlled subsidiaries as of December 31, 2006 and 2005.

	2006	2005
Medallion loans, at fair value	$93,944,562	$73,893,149
Commercial loans, at fair value	60,237,698	54,322,488
Consumer loans, at fair value	111,798,871	85,678,412
Investment securities, at fair value	21,682,923	18,092,838

Net investments ($0 pledged as collateral under borrowing arrangements at December 31, 2006 and 2005)	287,664,054	231,986,887
Cash ($0 at December 31, 2006 and $0 December 31, 2005 restricted as to use by lender)	14,698,918	20,227,118
Accrued interest receivable	2,435,766	1,702,018
Fixed assets, net	184,091	160,199
Other assets, net	3,958,506	5,002,719

Total assets	$308,941,335	$259,078,941

Accounts payable and accrued expenses	$499,983	$511,181
Payable to parent	267,246	324,234
Fixed rate borrowings	261,483,540	219,107,214

Total liabilities	262,250,769	219,942,629
Medallion Bank equity	46,690,566	39,136,312

Total liabilities and equity	$308,941,335	$259,078,941

Investment in other controlled subsidiaries	$3,530,220	$874,847
Total investment in Medallion Bank and other controlled subsidiaries	$50,488,032	$40,335,393